EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
of Ceridian Corporation:

We consent to the use of our reports dated March 12, 2004, except as to Note B which is as of February 17, 2005 with respect to the consolidated financial statements and related financial statement schedule of Ceridian Corporation and subsidiaries as of December 31, 2003 and 2002 and for each of the years in the three-year period ended December 31, 2003 incorporated herein by reference.

Our report dated March 12, 2004, except as to Note B which is as of February 17, 2005, contains an explanatory paragraph that states that the accompanying consolidated balance sheets as of December 31, 2003 and 2002 and the related consolidated statements of operations, stockholders equity and comprehensive income, and cash flows for the three years ended December 31, 2003, 2002 and 2001 have been restated.

Our report dated March 12, 2004, except as to Note B which is as of February 17, 2005, notes that the company adopted the provisions of Statement of Financial Standards No. 142, “Goodwill and other Intangible Assets,” on January 1, 2002.

KPMG LLP

Minneapolis, Minnesota
February 23, 2005